Exhibit 99.1

News Release

Milacron’s Preliminary Q4 2005 Results Positive;
Revolving Credit Agreement Amended

CINCINNATI, OHIO, February 10, 2006…Milacron Inc. (NYSE: MZ) said today that preliminary* results for the fourth quarter ended December 31, 2005 were generally positive.  Preliminary consolidated sales were $215 million, approaching the high end of the range of guidance issued in November, and new orders of $213 million were up 8% over the fourth quarter of 2004.  The company expects segment earnings for both plastics technologies and industrial fluids to come in at the high end of the guidance range, as well.

Revolving Credit Agreement Amended

While expecting to be in compliance with all loan covenants in effect in the fourth quarter, Milacron and its bank group have amended their revolving credit agreement to exempt the company in 2006 from minimum requirements for EBITDA (earnings before interest, taxes, depreciation and amortization) if certain liquidity conditions are met.  The primary condition requires the company to maintain an average borrowing availability of $17.5 million as defined under the terms of the credit facility.  At year-end 2005, Milacron’s borrowing availability was approximately $37 million, which, combined with $46 million cash on hand, provided total liquidity in excess of $80 million.  A copy of the new amendment will be filed with the Securities and Exchange Commission.

Date and Time Set for Q4 Earnings Release and Conference Call

Milacron plans to release its full fourth quarter results the morning of February 24, 2006 before the market opens and will hold an open investor conference call that afternoon at 1:00 p.m. ET.  The call will be accessible live at www.milacron.com.  The dial-in number for those interested in asking questions is 913-981-4900.
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First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with major manufacturing facilities in North America, Europe and Asia.  For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).

* Financial results are preliminary and subject to change until Milacron files its Annual Report on Form 10-K with the Securities and Exchange Commission, which it expects to do on or before March 15, 2006.

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